Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

SWS GROUP, INC.

(formerly known as Southwest Securities Group, Inc.)

SWS GROUP, INC. (the Corporation), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

That the Corporation was originally incorporated with the Secretary of State of the State of Delaware on August 5, 1991 under the name of Southwest Securities Group, Inc.;

That this restated Certificate of Incorporation of the Corporation restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation as therefore amended and supplemented, and that there is no discrepancy between those provisions and the provisions of the restated certificate; and

That this restated Certificate of Incorporation of the Corporation has been duly adotpted by the Board of Directors of the Corporation in accordance with Section 245 of the General Corporation Law of the State of Delaware.

ARTICLE ONE

The name of the Corporation is SWS Group, Inc.

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

A. Authorized Shares. The aggregate number of shares of capital stock which the corporation shall have authority to issue is Sixty Million One Hundred Thousand (60,100,000), consisting of the following:

1. Sixty Million (60,000,000) shares of Common Stock, having a par value of $0.10 per share; and

2. One Hundred Thousand (100,000) shares of Preferred Stock, having a par value of $1.00 per share.

B. Common Stock. Each share of Common Stock shall be equal to every other share of Common Stock in every respect. Subject to any exclusive voting rights which may vest in holders of the Preferred Stock under the provisions of any resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock, the shares of Common Stock shall entitle the holders thereof to one vote for each share upon all matters upon which shareholders have the right to vote.

C. Preferred Stock.

1. The Preferred Stock may from time to time be divided into and issued in one or more series with each series to be so designated as to distinguish the shares thereof from the shares of all other series and classes, the shares of each series to have such designations, preferences, limitations, and relative rights as are stated and expressed herein and in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors as hereinafter provided.

2. The Board of Directors is authorized, subject to limitations imposed by law and the provisions of this Section C, to provide for the issuance of the Preferred Stock in series, to establish the number of shares to be included in each such series, and to fix the designation, relative rights, preferences, and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) The number of shares constituting that series and the distinctive designations of that series;

(b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates;

(c) Whether that series shall have voting rights, if any, and if so, the terms of such voting rights;

(d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of conversion rate in such events as the Board of Directors shall determine;

(e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f) Whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes and the terms and provisions relative to the operation of the said fund;

(g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the Corporation; and

(h) Any other relative rights, preferences, and limitations of that series.

3. All shares of any one series of Preferred Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all series shall rank equally and be identical in all respects, except as provided in paragraphs 1 and 2 of this Section C.

4. Except to the extent restricted in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock, no dividends (other than dividends payable in Common Stock) on any class or classes of capital stock of the Corporation ranking junior to the Preferred Stock, or any series thereof, shall be declared or paid or set apart for payment, until and unless the holders of shares of Preferred Stock of each series shall have been paid, or there shall have been set apart for payment, cash dividends, when and as declared by the Board of Directors, at the annual rate, and no more, fixed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series.

5. In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holder of any class or classes of capital stock of the Corporation ranking junior to the Preferred Stock, or any series thereof, upon liquidation, the holders of the shares of the Preferred Stock shall be entitled to receive payment at the rate fixed in the resolution or resolutions adopted by the Board of Directors providing for the issue of the respective series. For the purposes of this paragraph 5, and paragraph 2 of this Section C, neither the merger of the Corporation with, or a share exchange involving the Corporation and, one or more other Corporations shall be deemed to be a liquidation, dissolution, or winding up, voluntary or involuntary.

ARTICLE FIVE

Intentionally omitted.

ARTICLE SIX

The number of directors of the Corporation shall be fixed in the manner provided in the Bylaws of the Corporation, and until changed in the manner provided in the Bylaws shall be six (6).

ARTICLE SEVEN

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal the By-Laws of the Corporation.

ARTICLE EIGHT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE NINE

To the fullest extent permitted by Delaware statutory or decisional law, as the same exists or may hereafter be amended or interpreted, a director of the Corporation shall not be liable to the Corporation or its stockholders for any act or omission in such director’s capacity as a director. Any repeal or amendment of this Article, or adoption of any other provision of this Certificate of Incorporation inconsistent with this Article, by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the liability to the Corporation of its stockholders of a director of the Corporation existing at the time of such repeal, amendment or adoption of an inconsistent provision.

IN WITNESS WHEREOF, SWS Group, Inc. has caused this certificate to be signed, under penalties of perjury, by Allen R. Tubb, the Vice President, General Counsel and Secretary of the Corporation this 14th day of October, 2009.

SWS GROUP, INC.

/s/ Allen R. Tubb
Allen R. Tubb
Vice President, General Counsel and Secretary